Exhibit 4.7

Asset Purchase Agreement

Dated as of September 30, 2015

between

Silicom, Ltd., and

Silicom Connectivity Solutions, Inc.

 (together, the “Purchaser”)

and

ADI Engineering, Inc.

(the “Seller”), and

Steve Yates and Patricia Yates

(together, the “Selling Shareholders”)

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

ARTICLE II THE TRANSACTION		13
2.1	The Transaction.	13
2.2	Consideration.	13
2.3	Escrow.	15
2.4	Sold Assets; Assumed Liabilities.	15

ARTICLE III CLOSING		18
3.1	The Closing.	18
3.2	Conditions Precedent to Obligations of Purchaser.	19
3.3	Conditions Precedent to Obligations of Seller and Selling Shareholders.	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLING SHAREHOLDERS		23
4.1	Execution, Delivery; Valid and Binding Agreements.	23
4.2	Authority.	23
4.3	Non−Contravention; Third Party Consents and Approvals.	23
4.4	Due Organization; Qualification; Etc.	24
4.5	Receivables; Products; Customers and Suppliers.	25
4.6	Financial Statements and Related Information.	26
4.7	Absence of Changes.	26
4.8	Agreements, Contracts and Commitments.	27
4.9	Compliance with Legal Requirements.	28
4.10	Employee and Labor Matters.	28
4.11	Employee Benefit Plans.	30
4.12	Environmental Matters.	31
4.13	Permits.	32
4.14	Certain Business Practices.	32
4.15	Brokers.	32
4.16	Title to Assets; Sufficiency.	32
4.17	Intellectual Property.	32
4.18	Governmental Authorizations; No Subsidies.	37
4.19	Tax Matters.	38
4.20	Insurance.	39
4.21	Related Party Transactions.	39
4.22	Legal Proceedings; Orders.	40
4.23	Full Disclosure.	40

TABLE OF CONTENTS
(continued)

Page

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		40
5.1	Due Organization.	40
5.2	Authority; Binding Nature of Agreement.	31

ARTICLE VI COVENANTS		41
6.1	Closing Efforts.	41
6.2	Access and Investigation.	42
6.3	Operation of Business.	42
6.4	Confidentiality.	44
6.5	Accounts Receivable; Accounts Payable.	45
6.6	Refund and Remittances.	46
6.7	Sold Assets.	46
6.8	Notification	46
6.9	No Shop.	47
6.10	Non-Competition and Non-Solicitation.	47
6.11	Distribution of Rights Under Phantom Stock Plan.	48
6.12	Pro Forma Financial Statements.	48

ARTICLE VII SURVIVAL AND INDEMNIFICATION		48
7.1	Survival of Representations.	48
7.2	Indemnification.	48
7.3	Indemnification from Escrow.	49

ARTICLE VIII TERMINATION		49
8.1	Termination Events.	49
8.2	Termination Procedures.	51
8.3	Effect of Termination.	51

ARTICLE IX MISCELLANEOUS		51
9.1	No Waiver Relating to Claims for Intentional Misrepresentation, Willful Misconduct or Fraud.	51
9.2	Fees and Expenses.	52
9.3	Taxes; Withholding.	52
9.4	Notices.	52
9.5	Headings.	55
9.6	Counterparts and Exchanges by Electronic Transmission or Facsimile.	55
9.7	Governing Law; Dispute Resolution.	55
9.8	Successors and Assigns.	55
9.9	Waiver.	55
9.10	Amendments.	56
9.11	Severability.	56
9.12	Entire Agreement.	56
9.13	No Third Party Beneficiary.	56

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INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A – Permitted Transferees of Earn Out Shares

Exhibit B – Escrow Agreement

Exhibit C – Employee IP Assignment and Release Agreement

Exhibit D – Form of Steve Yates Employment Agreement and Non-Competition, Confidentiality, Assignment of IP Rights Agreement

Exhibit E – Third Party Consents

Exhibit F – Percentage of Phantom Stock Plan

Exhibit G – Form of Seller Opinion

LISTING SCHEDULES

Schedule 1.13 – Business Contracts

Schedule 1.14 – Business Employees

Schedule 1.16 – Business Tangible Personal Property

Schedule 1.59 – Leases

Schedule 1.60 – Leased Real Property

Schedule 1.68 – Material Customers

Schedule 1.73 – Permits

Schedule 1.84 – Seller IP Contract

Schedule 1.86 – Solo Products

Schedule 3.2(e)(iv) – Business Employees and Past Employees and Consultants missing IP Assignments and Releases

Schedule 3.2(e)(v) – Designated Key Transferred Employee

DISCLOSURE SCHEDULES

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2015 by and among Silicom, Ltd., a company incorporated in Israel (directly and/or through its Affiliate Silicom Connectivity Solutions, Inc. (“Silicom Inc.”), a company incorporated in the State of Washington, having its principal place of business in the State of New Jersey) (collectively, the “Purchaser”), ADI Engineering, Inc., a company incorporated in the Commonwealth of Virginia (“Seller”) and the shareholders of the Seller Mr. Steve Yates and Mrs. Patricia Yates (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”). The Purchaser, Seller and the Selling Shareholders are referred to individually as a “Party” and collectively herein as the “Parties.”

RECITALS

A.           The Selling Shareholders are the beneficial owners of all of the issued share capital of the Seller.

B.           The Seller has agreed to sell, transfer and assign to Purchaser, and Purchaser has agreed to purchase and assume from the Seller, certain assets and obligations of the Seller, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           “2015 Excess Payment” shall have the meaning ascribed to such term in Section 2.2(b)(i).

1.2           “2016 Excess Amount” shall have the meaning ascribed to such term in Section 2.2(b)(ii).

1.3           “2016 Excess Payment” shall have the meaning ascribed to such term in Section 2.2(b)(ii)

1.4           “2017 Excess Amount” shall have the meaning ascribed to such term in Section 2.2(b)(iii).

1.5           “2017 Excess Payment” shall have the meaning ascribed to such term in Section 2.2(b)(iii).

1.6           “Acquisition Transaction” means any transaction or series of transactions involving:

(a)           the sale, license or disposition of all or a material portion of the Seller’s or its Affiliate’s business, properties, assets or share capital;

(b)           the issuance, disposition or acquisition of: (i) any shares or other equity security of the Seller or its Affiliates, (ii) any other right to acquire any securities of Seller or its Affiliates, or (iii) any instrument or obligation that is or may become convertible into or exchangeable for any securities of Seller or its Affiliates;

(c)           any merger, consolidation, business combination, reorganization or similar transaction involving Seller or its Affiliates; or

(d)           any engagement of all or substantially all of the employees, consultants and contractors of Seller or its Affiliates; or

(e)           any joint venture or other strategic investment in or involving Seller or its Affiliates (other than an ongoing commercial or strategic relationship in the Ordinary Course of Business).

1.7           “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

1.8             “Agreement” shall have the meaning ascribed to such term in the Preamble.

1.9             “Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.4(c).

1.10           “Business” means the business of designing, manufacturing and selling specialty design services, and standard and custom circuit boards and box-build products, which incorporate hardware and/or software, and are optimized to specific markets and applications.

1.11           “Business Benefit Plans” shall have the meaning ascribed to such term in Section 4.11(a).

1.12           “Business Day” means any day other than a Friday, Saturday or a Sunday or a day on which the banking institutions in the United States or Israel are authorized by Legal Requirement to close.

1.13           “Business Contracts” means all contracts which are currently in force or pursuant to which any Person has or may have an effective right or obligation: (a) to which the Seller is a party; (b) by which the Seller or its assets is or may become bound or under which the Seller has, or may become subject to, any obligation; or (c) under which the Seller has or may acquire any right or interest, that are in effect and related to the Business, which contracts are listed on Schedule 1.13.  For purposes hereof, the term “Business Contracts” shall not include (A) the Transferred Employee Contracts, (B) Seller IP Contracts, or (C) the Leases;

1.14           “Business Employees” means the employees and consultants of the Seller who are primarily engaged in the Business, which employees and consultants are listed (name and title) on Schedule 1.14.

1.15           “Business Records” means all books, records, ledgers and files or other similar information of the Seller used or held for use in the operation or conduct of the Business, including organizational documents, minute books, share registers, Tax and accounting records, filings with any Governmental Body, price lists, customer lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, standard forms of documents, research materials and product testing reports required by any Governmental Body.

1.16           “Business Tangible Personal Property” means all tangible personal property, including all machinery, equipment and tools, furniture and furnishings, computers and computer supplies, office materials and supplies, primarily used or held for use by the Seller in the Business as of the Closing, wherever located (including at the Premises, at the homes of Business Employees or otherwise), and all personal productivity assets owned by the Seller associated with Business Employees such as personal data assistants, cellular phones and personal computers, but excluding the Business Records.  Schedule 1.16 lists each item of the Business Tangible Personal Property.

1.17           “Carve-Out Statements of Operations” means the carve-out statements of operations prepared by Purchaser for the Business for the respective period, in accordance with GAAP, as defined in paragraph 2065.3 of the SEC Financial Reporting Manual in respect of "Carve-Out Financial Statements", excluding any allocations of general corporate expenses from Silicom Ltd.

1.18           “Ceased to Provide Services” means resignation, or termination of employment or services to the Purchaser for cause, but excluding death, disability and terminating employment or services for reasons other than cause. For the purposes of this definition, the following reasons shall be deemed to constitute cause: (i) conviction of, or plea of nolo contendere to, a felony;  (ii) failure to perform the duties of the employee’s position, as determined solely by the Purchaser; (iii) material and persistent neglect of duty other than by reason of illness or injury; (iv) engaging in conduct that violates the Purchaser’s code of conduct or other policies; (v) engaging in any willful act or omission outside the ordinary course of your duties as an employee which injures or could reasonably be expected to injure the financial condition or business reputation of the Purchaser; (vi) engaging, in connection with your services for the Purchaser, in material misconduct or material neglect (including, without limitation, fraud, dishonesty, misappropriation, embezzlement or gross neglect); and (vii) breach of any agreement with the Purchaser, including but not limited to the Non-Competition/Confidentiality/Assignment of IP Rights Agreement that you sign as a condition of your employment with the Purchaser.

1.19           “Change of Control Payments” means: (1) all Seller or Selling Shareholder Liabilities relating to change of control payments or other similar fees or costs required to be paid as a result of the consummation of the transactions contemplated by the Agreement or in connection with obtaining any third party consents required under this Agreement or in connection with the transactions underlying this Agreement, and (2) payments to Wells Fargo Bank, National Association, Jeff Pompeo and Avnet from the Purchaser at closing in order to pay off the Indebtedness referenced in their payoff letters under Section 3.2(e)(iii).

1.20           “Charter Documents” means the articles of association, Certificate of Incorporation or similar organizational documents, including all amendments thereto, of the Seller.

1.21            “Closing” shall have the meaning ascribed to such term in Section 3.1.

1.22           “Closing Consideration” shall mean be an amount equal to $10,000,000, minus the sum of: (i) the Escrow Amount, and (ii) Change of Control Payments.

1.23           “Closing Date” shall have the meaning ascribed to such term in Section 3.1.

1.24           “Company Financial Statements” means the following financial statements and notes in English: (i) the consolidated reviewed financial statements of the Seller and its subsidiary for the year ended December 31, 2014, including consolidated reviewed balance sheets as of December 31, 2014, and the related reviewed statements of income, together with the notes thereto; and (ii) the Interim Balance Sheets.

1.25            “Company Product” means each product or service created, developed (or under development), manufactured, marketed, provided, distributed, licensed, or sold by the Seller at any time.

1.26           “Company Software” means any software (including firmware and other software embedded in hardware devices) owned, created, developed (or currently being developed), marketed, provided, distributed, licensed, or sold by the Seller at any time, excluding off the shelf commercially available software and firmware that is not included in ADI product designs and is not transferred, licensed or sublicensed or used to provide services directly to customers or clients.

1.27           “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 6.4.

1.28           “Contamination” shall mean any hazardous material, chemical, gas, liquid, waste, effluent, pollutant or contaminant which is present in the soil, groundwater, surface water, air or building materials of a property in a concentration that (i) exceeds the concentration allowed by applicable Environmental Laws and/or (ii) poses a serious threat to human health, safety or welfare or the environment.

1.29           “Damages” means any direct or indirect loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

1.30           “Disclosure Schedule” means the schedule (dated as of the date of the Agreement) prepared in accordance with Article IV, delivered to Purchaser on behalf of the Seller and the Selling Shareholders.

1.31           “Earn-Out Consideration” shall have the meaning ascribed to such term in Section 2.2(b).

1.32           “EBITDA Margin” means with respect to any fiscal year, (i) operating income excluding depreciation and amortization, divided by (ii) Revenues. The EBITDA Margin will be calculated on the basis of the Carve-Out Statements of Operations for the respective periods.

1.33           “Escrow Account” shall mean as defined in Section 2.3.

1.34           “Escrow Agent” shall mean as defined in Section 2.3.

1.35           “Escrow Agreement” shall mean as defined in Section 2.3.

1.36           “Escrow Amount” shall mean as defined in Section 2.3.

1.37           “Encumbrance” means any material lien, pledge, charge, hypothecation, security interest, encumbrance, mortgage, easement, claim or other restriction of any nature.

1.38           “End Date” means December 31, 2015.

1.39           “Environment”. “Environment” includes (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level, and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

1.40           “Environmental Law” means any and all applicable Legal Requirements relating to the Environment which regulate (i) air, water and soil contamination, (ii) level of noise, vibration or odor, (iii) hazardous chemical substances, and (iv) protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contamination, all as amended as of the date hereof.

1.41           “Environmental Matter” means with respect to the Business, any matter relating to compliance with Environmental Laws, Contamination or compliance with Environmental Permits.

1.42           “Environmental Permit” means any material permit, license or authorization issued by a Governmental Body required by Environmental Laws for the operation of the Business.

1.43           “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contamination into or upon the Environment.

1.44           “Excluded Assets” shall have the meaning ascribed to such term in Section 2.4(b).

1.45           “Excluded Employee Liabilities” means all Liabilities with respect to the Transferred Employees, including all Liabilities arising under any employee benefits plans, including (i) for wages due and owing to the Transferred Employees for work performed until the Closing, (ii) for benefits that are due and owing to the Transferred Employees at or prior to the Closing, (iii) any amounts with respect to the retirement allowance plans, severance, pensions, medical or any other amounts that have accrued but are not due and owing as of the Closing), (iv) for employment taxes related to such wages and benefits which are required to be paid under applicable Legal Requirements, (v) for any benefits due under the Seller phantom stock plan, and (vi) all other Liabilities arising as a result of the failure by Seller and others to comply with the Legal  Requirements surrounding the employment of the Transferred Employees by Seller prior to Closing.

1.46           “Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4(d).

1.47           “GAAP” means accounting principles generally acceptable in the United States of America applied in a manner consistent with the relevant company’s regular accounting policies.

1.48           “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

1.49           “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

1.50           “Governmental Grant” means any grant, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Body.

1.51           “Indebtedness” means without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or other financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business); (c) all obligations to pay rent or other amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities; (e) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Encumbrance existing on property, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender consent; and (i) all obligations, whether interest bearing or otherwise, owed to any security holder of and/or any Affiliate of any security holder.

1.52           “Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

1.53           “Intellectual Property” means algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, PCB files, product designs, BOM documentation, testing program and procedures, FPGA files, specifications, software, firmware, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, websites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

1.54           “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

1.55           “Interim Balance Sheets” means the solo balance sheets and the statements of income of the Seller prepared by management of the Seller in accordance with GAAP as of the date hereof and as of the Closing Date.

1.56           “Inventory” means all inventory, primarily used or held for use by the Seller in the Business, as of the Closing Date.

1.57           “Joint Products” means products and services developed by Purchaser which include use of the Sold Assets and specifically the use of Transferred Employees, which will incorporate both the Purchaser's Intellectual Property Rights and Seller IP. Notwithstanding the aforementioned, products which incorporate Seller IP as a result of such Seller IP being provided by third party in connection with the use of its products which were purchased by Purchaser with no connection to the acquisition of the Business (such as Intel related reference designs) shall not be deemed to incorporate Seller IP for that reason alone. Any determination of whether a product is a Joint Product shall be made by mutual agreement of Steve Yates and Shaike Orbach on an individual case by case basis prior to starting development on such product.

1.58            “Labor Agreement” shall have the meaning ascribed to such term in Section 4.10(a).

1.59           “Leases” means the contracts pursuant to which the Seller leases the Leased Real Property, including the sub-leases thereof, which contracts are identified on Schedule 1.59 hereof.

1.60           “Leased Real Property” means the real property leased to the Seller primarily for use in the Business, at the Premises or otherwise, in each case listed on Schedule 1.60.

1.61           “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

1.62           “Legal Requirement” means any federal, state, local, municipal, foreign (including Israeli and United States, as applicable) or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

1.63           “Liability” means, with respect to any Person, any liability, debt, duty or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.64           “Lock-Up Period” shall have the meaning ascribed to such term in Section 2.2(b)(iv).

1.65           “Lock-Up Securities” shall have the meaning ascribed to such term in Section 2.2(b)(iv).

1.66            “Made Available to Purchaser”. Any statement made herein to the effect that any information, document or other material has been “Made Available to Purchaser” shall mean that such information, document or material was made available for review by Purchaser or Purchaser’s Representatives for a reasonable period of time prior to the date of the Agreement in the electronic data room organized by the Seller in connection with the due diligence investigation conducted by Purchaser (it being understood that a “reasonable period of time” shall mean a period of time sufficient to allow Purchaser or Purchaser’s Representatives to have access to such information, document or material after Purchaser or its Representatives were advised of the availability of such information, document or material for review in the data room) and that such information, document or other material was accurate and did not contain an omission of material facts.

1.67           “Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property Rights, Liabilities, operations, results of operations or financial performance of the Seller; (b) Purchaser’s right to own and make use of the Sold Assets and operate the Business; or (c) the ability of the Seller and the Selling Shareholders to perform any of their covenants or obligations under this Agreement or under any other contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement.

1.68           “Material Customers” means the material customers of the Seller with whom the Seller has a commercial relationship but for which there are currently no framework or other agreements in place, including customers who purchase products and services from time to time through purchase orders. A list of the Material Customers is set forth on Schedule 1.68;

1.69            “Open Source Code” means any designs, materials, hardware design or software code that is distributed under the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by either the Open Source Initiative (www.opensource.org) or the Free Software Foundation or pursuant to any Creative Commons or similar license (an “Open Source License”) and any other designs, material, hardware design or software code made available under any license term or condition that requires or could require, or conditions or could condition, that such designs, material, hardware design or software or materials or other software combined and/or distributed with such software be: (a) disclosed or distributed in source code or similar form; (b) licensed for the purpose of making derivative works; (c) redistributable at no charge or (d) distributed with certain attribution or notice requirements.

1.70           “Ordinary Course of Business” means the ordinary course of the Business as conducted by the Seller, consistent with past practice.

1.71           “Party” and “Parties” means as set forth in the preamble.

1.72           “Payables” means all accounts payable to trade creditors to the extent relating to or arising from the conduct or operations of the Business.

1.73           “Permits” shall have the meaning ascribed to such term in Section 4.13.  Schedule 1.73 sets forth a list of such Permits.

1.74           “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, including any Governmental Body.

1.75           “Pre-Closing Period” means the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing.

1.76           “Premises” means the property and buildings located at 1758 Worth Park # A, Charlottesville, VA 22911, USA.

1.77           “Registered IP” means all Seller IP that is registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

1.78           “Related Party” means: (a) each Selling Shareholder and their Affiliates (excluding the Seller); (b) each individual who is or who has been at any time since inception of the Seller, an officer or director of the Seller; (c) each member of the immediate family of each of the individuals referred to in clauses “(a)” and “(b)” above; (d) any trust or other Person (other than the Seller) in which any one of the Persons referred to in clauses “(a)” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

1.79           “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

1.80           “Revenues” means cash proceeds received (during the applicable period and thereafter until April 15th of the following year) from Sales made during the applicable period, provided however, that for the purposes hereof, solely with respect to cash proceeds generated from sales of Joint Products, such cash proceeds will be multiplied by a percentage representing the Sold Asset’s contribution to such specific Joint Product as shall be mutually agreed upon by Steve Yates and Shaike Orbach on an individual case by case basis.

1.81            “Sales” means the sale, licensing or distribution of the Solo Products and Joint Products and derived from the consolidated reports of income of the Purchaser, in accordance with GAAP.

1.82            “Seller” shall have the meaning ascribed to such term in the Preamble.

1.83           “Seller IP” means (a) all Intellectual Property Rights and Intellectual Property in each Company Product; (b) all other Intellectual Property Rights and Intellectual Property in which the Seller has (or purports to have) an ownership interest of any nature or a license or similar right, and (c) any other Intellectual Property Rights that are utilized in the Business.

1.84           “Seller IP Contract” means any contract to which the Seller is or was a party or by which the Seller is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Seller IP or any Intellectual Property created or developed by, with or for the Seller. The Seller IP Contracts are identified on Schedule 1.84 hereof.

1.85           “Sold Assets” shall have the meaning ascribed to such term in Section 2.4(a).

1.86           “Solo Products” means products and design services which: (i) are offered by the Seller prior to the Closing Date, (ii) are under development by the Seller prior to the Closing Date, or (iii) will be developed following the Closing Date and solely by the Transferred Employees. The products and design services in sub-sections 1.86(i) - 1.86(ii) are listed on Schedule 1.86. Any determination of whether a product is a Solo Product of the type referred to in sub-section 1.86(iii) shall be made by mutual agreement of Steve Yates and Shaike Orbach on an individual case by case basis.

1.87           “Tax” or “Taxes” means all taxes, including income, gross receipts, ad valorem, value added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes, impositions, duties, contributions, charges and levies, imposed by Israel, the United States of America or any other state, local or foreign government, or any agency thereof, or other political subdivision, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any Liability for the Taxes of another Person.

1.88           “Tax Returns” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.89           “Transfer” shall have the meaning ascribed to such term in Section 2.2(b)(iv).

1.90            “Transferred Employee” means the Business Employees who will be terminated from their employment with Seller at Closing and will become employees of the Purchaser pursuant to new employment agreements at Closing.

1.91           “Transferred Employee Contracts” means all the contracts to be entered into between the Purchaser and any of the Transferred Employees in respect of their employment at Closing.

1.92           “Transferred Employee Liabilities” means all Liabilities with respect to the Transferred Employees pursuant to the Transferred Employee Contracts and excluding the Excluded Employee Liabilities.

1.93           “Transferred Employee Records” means (subject to applicable privacy laws and with such Transferred Employee’s consent where legally required) copies of the electronic employment data relating to the Transferred Employees and copies of all paper personnel files related to the Transferred Employees.

1.94           General Terms - the definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The use of the word “or” shall not be exclusive. The word "Agreement" shall include all schedules and exhibits hereto unless the context otherwise requires. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.

1.95           Ambiguity - In the event an ambiguity or question of intent or interpretation arises, in any judicial proceeding or otherwise, the terms of this Agreement shall be construed as having been drafted jointly by the parties, and no presumption, burden of proof nor other rule of construction, shall arise favoring or disfavoring any party with respect to resolution of ambiguities by virtue of the authorship of any provisions of this Agreement.

1.96           Currency - All references in this Agreement to "$US" or “dollars” or “$” shall mean United States Dollars.

ARTICLE II
THE TRANSACTION

2.1           The Transaction.

(a)           Effective as of the Closing, and upon the terms and subject to the conditions of this Agreement, the Seller shall convey, assign, transfer and deliver to Purchaser (directly and/or through its Affiliate, Silicom Inc.), and Purchaser shall assume and acquire from the Seller, all of Seller’s right, title and interest in and to the Sold Assets, free and clear of any Encumbrances, in exchange for: (i) the Closing Consideration, (ii) the Earn-Out Consideration, and (iii) the assumption by the Purchaser of the Assumed Liabilities.  To the extent Seller does not have the power or right, either by contract, by statute or at common law unilaterally to assign, transfer or delegate contracts, software, covenants, permits, licenses, assets or Intellectual Property to the Purchaser (the "Transfer Restricted Assets"), and without in any way limiting the conditions precedent to the obligations of the Purchaser set forth in Section 3.2, the Seller shall use best efforts to obtain the consent of the relevant customer, clients, licensor, governmental entity or other party to the Transfer Restricted Assets being sold or transferred, but shall not be liable or responsible or suffer any decrease  or reduction of the Closing Consideration or Earn-Out consideration paid or payable under this Agreement as the direct result of such inability to assign, transfer, or delegate the relevant Transfer Restricted Assets.  The Parties agree and acknowledge that the effect of any such obstacles to transfer or assignment of the Transfer Restricted Assets will be accounted for by the subsequent operating results and by their resultant effect on the Earn-Out Consideration.

(b)          All of the assets assumed and acquired by the Purchaser from the Seller shall be assumed and acquired by Silicom Ltd., except as expressly stated otherwise.

2.2           Consideration.

(a)           Closing Consideration. At and subject to the Closing, the Purchaser, jointly and severally, shall pay the Closing Consideration to the Seller. The Closing Consideration shall be paid in cash by wire transfer into the account to be provided to the Purchaser at least three Business Days prior to the Closing Date.

(b)           Earn-Out Payments. As further consideration pursuant to Section 2.1, following the Closing the Seller shall be eligible to the following payments (together, the “Earn-Out Consideration”):

(i)      if the Revenues during the period between Closing and December 31, 2015 exceed $2,250,000, then the Seller shall be eligible to collectively receive an aggregate payment equal to $3,000,000 (the “2015 Excess Payment”). The 2015 Excess Payment will be paid in cash by wire transfer into the account set forth in Section 2.2(a) above, within 30 days of publication of the Purchaser’s audited financial statements for the year ended December 31, 2015;

(ii)     if the Revenues during the 2016 calendar year exceed $9,000,000 (such excess amount, the “2016 Excess Amount”), then, subject to the EBITDA Margin for the 2016 calendar year (as derived from the Purchaser’s financial statements) being equal to or higher than 16%, the Seller shall be eligible to collectively receive an aggregate payment equal to twice the 2016 Excess Amount (the “2016 Excess Payment”). 50% of the 2016 Excess Payment will be paid in cash by wire transfer into the account set forth in Section 2.2(a) above within 30 days of publication of the Purchaser’s audited financial statements for the year ended December 31, 2016. The remaining 50% of the 2016 Excess Payment will be paid to the Seller by way of a grant of ordinary shares of Silicom Ltd. (valued based on the average fair market value of such shares during 90 days before the date of grant) within 60 days of publication of the Purchaser’s audited financial statements for the year ended December 31, 2016 directly to the Seller.

(iii)    if the Revenues during the 2017 calendar year exceed the greater of (A) $9,000,000 and (B) the Company’s Revenues during the 2016 calendar year (such excess amount, the “2017 Excess Amount”), then, subject to the EBITDA Margin for the 2017 calendar year (as derived from the Purchaser’s financial statements) being equal to or higher than 16%, the Seller shall be eligible to collectively receive an aggregate payment equal to the 2017 Excess Amount multiplied by 1.5 (the “2017 Excess Payment”). 50% of the 2017 Excess Payment will be paid in cash by wire transfer into the account set forth in Section 2.2(a) within 30 days of the publication of the Purchaser’s audited financial statements for the year ended December 31, 2017. The remaining 50% of the 2017 Excess Payment will be paid to the Seller by way of a grant of ordinary shares of Silicom Ltd. (valued based on the average fair market value of such shares during 90 days before the date of grant) within 60 days of the publication of the Purchaser’s audited financial statements for the year ended December 31, 2017 directly to the Seller;

(iv)    Lock-Up. During the period commencing on the date of the grant of shares in accordance with Section 2.2(b) of this Agreement, as applicable, and ending on the One Hundred and Eighty-First (181st) day following such date (such period is referred to herein as the “Lock-Up Period”), the Seller shall not (a) sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any of such shares (the “Locked-Up Securities”), (b) enter into any swap or other arrangement that transfers or assigns to another person or entity, in whole or in part, any of the economic benefits, obligations or other consequences of any nature of ownership of the Locked-Up Securities, whether any such transaction is to be settled by delivery of the Locked-Up Securities in cash or otherwise, or (c) engage in any short selling of the Locked-Up Securities. Notwithstanding the restrictions set forth in this Section 2.2(b)(iv), during the Lock-Up Period the Seller shall be permitted to transfer Locked-Up Securities to the persons listed on Exhibit A, provided that such transferred Locked-Up Securities will continue to be subject to the Lock-Up Period, and, if requested by the Purchaser, any such transferee signs a written instrument satisfactory to the Purchaser in its sole discretion evidencing such transferee’s agreement to be bound by the provisions of this Agreement with respect to the Locked-Up Securities so transferred. The Seller acknowledges and agrees that the Locked-Up Securities may bear a restrictive legend evidencing the lock-up restrictions described herein.

The Seller hereby authorizes the Purchaser during the relevant Lock-Up Period to cause any transfer agent for the Locked-Up Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Locked-Up Securities subject to the Lock-Up Period, if such transfer would constitute a violation or breach of this Agreement.

The Seller further acknowledges and understands that the certificate evidencing the Locked-Up Securities shall be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

THE TRANSFERABILITY OF THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING RESTRICTIONS AGAINST TRANSFERS) CONTAINED IN THE ASSET PURCHASE AGREEMENT BETWEEN SILICOM, LTD., SILICOM CONNECTIVITY SOLUTIONS, INC., ADI ENGINEERING, INC., STEVE YATES AND PATRICIA YATES, DATED AS OF SEPTEMBER 30, 2015.  AS A RESULT, THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE END OF THE APPLICABLE LOCK UP PERIOD.

2.3           Escrow.

(a)           Notwithstanding anything to the contrary contained in Section 2.2 or elsewhere in this Agreement, an aggregate of $2 million (the “Escrow Amount”) shall be withheld from the portion of the Closing Consideration otherwise payable to the Seller and Selling Shareholders pursuant to Section 2.2(a), on the Closing Date, and deposited into an escrow account (the “Escrow Account”), to be held and distributed by the escrow agent selected by Purchaser at its sole discretion (such Person, the “Escrow Agent”) in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form of Exhibit B (the “Escrow Agreement”).

2.4           Sold Assets; Assumed Liabilities. Sold Assets.  For purposes of this Agreement, the term “Sold Assets” means all the assets, properties and rights of the Seller primarily used in or primarily related to the Business and located at the Leased Real Estate or otherwise as of the Closing Date (except in each case for the Excluded Assets), including:

(i)      the Business Contracts; provided, that any non-disclosure agreements and similar confidentiality agreements which comprise a portion of the Business Contracts shall be sold, assigned and transferred to Silicom Inc. and its Affiliates;

(ii)     the Material Customers;

(iii)    all Seller IP (including software) and Seller IP Contracts;

(iv)    all enterprise and telecommunications software and equipment, applications, systems, databases and networks, IT systems, desktop computer software, database software and general software development or control system tools or environments, including all sales management, engineering, materials and business planning software;

(v)     the Leases, which shall be sold, assigned and transferred to Silicom Inc.; provided however, that Purchaser does not assume any obligation for the payment of any property taxes applicable to the Leased Real Property. Notwithstanding the aforementioned, the Lease Agreement by and between the Company and ADI Properties, LLC dated May 28, 2008 as amended on May 15, 2013, shall be amended and revised prior to Closing to state that the annual rental rate (including common area maintenance, landscaping, and weekly cleaning) for the period until December 31st, 2017 will be $16.5 per square feet, or $132,000 annually for the entire property;

(vi)    the Inventory, which shall be sold, assigned and transferred to Silicom Inc.;

(vii)   the Business Tangible Personal Property, which shall be sold, assigned and transferred to Silicom Inc.;

(viii)  the Transferred Employee Contracts; For avoidance of doubt, the Transferred Employees will be terminated from their employment at Closing and will become employees of Silicom Inc. pursuant to new employment agreements signed between them and Silicom Inc. at or prior to Closing;

(ix)     the Transferred Employee Records to the extent legally permissible;

(x)      the Business Records;

(xi)     all receivables invoiced on or after the Closing and receivables invoiced prior to the Closing which were not fully earned under GAAP; and

(xii)    the Sold Assets include the Transfer Restricted Assets to the extent that Seller obtains the necessary consents to transfer the Transfer Restricted Assets.

(b)           Excluded Assets.  Notwithstanding anything in Section 2.2 to the contrary, it is hereby expressly acknowledged and agreed that the Sold Assets shall not include, and Seller will not convey, assign, transfer or deliver to Purchaser, and Purchaser shall not acquire or accept from Seller, any of the rights, properties or assets set forth or described in paragraphs (i) through (vii)  below (the rights, properties and assets excluded by this Section 2.4(b) from the Sold Assets being referred to herein as the “Excluded Assets”):

(i)       all Seller contracts other than the Business Contracts, the Leases, and the Seller IP Contracts;

(ii)      the equity capital of ADI Properties, LLC and the real estate that it owns;

(iii)     all cash, cash equivalents, inter-company receivables, bank deposits or similar cash items;

(iv)     all receivables invoiced prior to the Closing, which were fully earned prior to Closing under GAAP;

(v)     all causes of action, claims, demands, rights and privileges against third parties, whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to (i) any of the Excluded Assets or Excluded Liabilities, or (ii) to the Business or the Sold Assets to the extent arising prior to the Closing;

(vi)    any Transfer Restricted Assets for which the necessary third party consent has not been obtained;  and

(vii)   any tax credits or tax refunds relating in whole or in part to Business operations prior to closing and for tax year or fiscal year 2015.

(c)           Assumed Liabilities.  For purposes of this Agreement, the term “Assumed Liabilities” means all Liabilities set forth or described in paragraphs (i) through (iii) below, and for the avoidance of doubt, any Liabilities that are not set forth or described in paragraphs (i) through (iii) below, or are expressly set forth in Sub-Section 2.4(d) below, shall not constitute Assumed Liabilities and shall constitute Excluded Liabilities:

(i)      all Liabilities arising out of the operation or conduct of the Business by Purchaser, all from and after the Closing;

(ii)     all Liabilities incurred or accruing under the Business Contracts, Transferred Employee Contracts, Seller IP Contracts and Leases from and after the Closing; and,

(iii)     all Payables incurred from and after the Closing.

(d)           Excluded Liabilities.  Purchaser shall not by virtue of this Agreement assume or be obligated to pay, perform or otherwise discharge the Excluded Liabilities.  For purposes of this Agreement, the term “Excluded Liabilities” means all Liabilities set forth or described in paragraphs (i) through (xiii) below (except in each case for the Assumed Liabilities):

(i)      all Liabilities arising out of Seller’s ownership of the Sold Assets and the operation or conduct of the Business by Seller prior to the Closing (including liability and  responsibility for product returns, requests for refunds or credit with respect to Company Products delivered on or prior to the Closing Date);

(ii)      all Liabilities under any Business Contract or Seller IP Contract or in favor of Material Customers, which were incurred prior to the Closing Date but shall be due on or after the Closing Date, to repay or return any down payment, deposit, or prepayment, or to pay a rebate or make similar payments to customers or suppliers (in the case of suppliers, including penalties for failure to purchase capacity, cancellation of a purchase order or failure to meet a certain threshold of purchases);

(iii)     all Liabilities incurred under the Business Contracts, Seller IP Contracts and Leases prior to the Closing;

(iv)    all Liabilities incurred in connection with the Excluded Assets, regardless of when incurred;

(v)     all other unrecorded Liabilities in respect of expenses incurred prior to Closing.

(vi)    all Excluded Employee Liabilities and any Liabilities to any employee or consultant who is not a Transferred Employee;

(vii)   all Liabilities under the Seller’s phantom stock plan;

(viii)  all Payables incurred prior to the Closing;

(ix)     all Liability relating to the Leased Real Property prior to Closing, including, for avoidance of doubt, any Contamination present at the Leased Real Property and property taxes applicable to the Leased Real Property;

(x)      Change of Control Payments;

(xi)     all Liabilities pursuant to the convertible loan provided by the Centre of Innovative Technology and the Commonwealth Energy Fund, the loans provided to the Seller and its Affiliates by Wells Fargo Bank, National Association (including Wachovia SBA Lending, Inc.) and all other Indebtedness of the Seller and its Affiliates;

(xii)    any Liability relating to claims by past employees, consultants or service providers, alleging that such employees, consultants or service providers have rights to any Seller IP or relating thereto; and

(xiii)   any other Liabilities of the Seller or Selling Shareholders, or any of their respective Affiliates, that are not Assumed Liabilities.

ARTICLE III
CLOSING

3.1           The Closing.

The closing of the transactions contemplated hereby in Section 2.1 (the “Closing”), subject to the satisfaction or waiver of all conditions set forth in Sections 3.1 and 3.2 (other than those conditions that, by their terms, are not capable of being satisfied or waived until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), shall take place on or prior to End Date, unless otherwise specifically agreed upon in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall take place at the offices of Yigal Arnon & Co. 1 Azrieli Center, Tel Aviv, Israel as to Purchaser and its Representatives, but Seller and its Representatives may participate from Virginia. All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

3.2           Conditions Precedent to Obligations of Purchaser.

The obligations of the Purchaser to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Purchaser in whole or in part in its sole discretion), at or prior to the Closing, of each of the following conditions:

(a)           Accuracy of Representations.

(i)       Accuracy at Signing. Each of the representations and warranties made by the Seller or the Selling Shareholders in this Agreement shall have been true and correct when made.

(ii)      Accuracy at Closing. Each of the representations and warranties made by the Seller or the Selling Shareholders in this Agreement shall not be materially false or incorrect as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall not be materially false or incorrect as of the specific date.

(b)           Performance of Covenants. Each of the covenants and obligations that the Seller or the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed at or prior to the Closing.

(c)           Governmental Authorizations. All Governmental Authorizations and all filings with, notices to and other consents of any Governmental Body, if any, required to be made or obtained on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement  shall have expired or been terminated.

(d)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

(e)           Agreements and Documents. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)      a certificate duly executed by each of the Selling Shareholders and an executive officer of the Seller containing the representation and warranty of such Selling Shareholders and Seller that the conditions set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e)(ii) - 3.2(e)(x), 3.2(g) and 6.5 have been duly satisfied (the “Closing Certificate”);

(ii)      the Escrow Agreement, duly executed by the Seller, Selling Shareholders, Purchaser and the Escrow Agent;

(iii)     Purchaser shall have received a duly executed payoff letter from:

  (1)           Wells Fargo Bank, National Association in form satisfactory to Purchaser, containing: (1) the amounts required to effect the full repayment of Seller’s Indebtedness to Wells Fargo Bank, National Association (excluding the loan provided to ADI Properties, LLC), (2) the wire transfer information of Wells Fargo Bank, National Association, and (3) a confirmation that upon transfer of said funds to said account all Encumbrances on the Sold Assets in favor of Wells Fargo Bank, National Association, will be deemed to be removed and canceled and that Wells Fargo Bank, National Association will provide such further documentation as may be required in order to remove and cancel such Encumbrances;

  (2)           Jeff Pompeo, in form satisfactory to Purchaser, containing: (1) the amounts required to effect the full repayment of Seller’s Indebtedness to Jeff Pompeo under that certain promissory note executed by Seller in favor of Jeff Pompeo and (2) the wire transfer information for a wire transfer of such amounts to Jeff Pompeo;

  (3)           Avnet, in form satisfactory to Purchaser, containing: (1) the amounts required to effect the full repayment of Seller’s Indebtedness to Avnet under that certain promissory note executed by Seller in favor of Avnet and (2) the wire transfer information for a wire transfer of such amounts to Avnet;

(iv)     IP assignments and releases, in the form of Exhibit C attached hereto, duly executed by all past employees and consultants of the Seller, other than as listed in Schedule 3.2(e)(iv). in addition, any Business Employee who is not a Transferred Employee and who hasn’t executed an IP assignment and release in favor of the Seller to the satisfaction of the Purchaser (which IP assignment and release has been Made Available to the Purchaser) will also execute an IP assignment and release substantially in the form of Exhibit C;

(v)      eighty percent or more of the designated Key Transferred Employees as listed on Schedule 3.2(e)(v) and eighty percent or more of the other Business Employees have accepted employment with the Purchaser as of Closing and have entered into new employment agreements and non-competition, confidentiality, assignment of IP rights agreements at Closing in form satisfactory to the Purchaser (including a waiver of prior liabilities);

(vi)     Mr. Steve Yates has entered into an employment agreement and non-competition, confidentiality, assignment of IP rights agreements with Silicom, Inc. in the form attached hereto as Exhibit D;

(vii)    Purchaser shall have received evidence satisfactory to Purchaser that all consents of third parties set forth on Exhibit E and in the manner set forth therein shall have been obtained and shall be in full force and effect;

(viii)  Purchaser shall have received evidence satisfactory to Purchaser that all Persons who are eligible to receive compensation under the Seller's phantom stock plan have agreed in writing to the accuracy of the table setting forth their respective portion of said compensation, which is attached hereto as Exhibit F. Said evidence will also show the agreement of the Seller and Selling Shareholders to such statements;

(ix)     a legal opinion executed by counsel for the Company, in substantially the form of Exhibit G;

(x)      all other documents, instruments and writings required to be delivered by Seller or the Selling Shareholders at or prior to the Closing Date pursuant to this Agreement and any of the transactions underlying this Agreement, and, all other documents, instruments, declarations, affidavits and writings reasonably requested by the Purchaser that are reasonably necessary to consummate the transactions contemplated hereby.

(f)           No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

(g)          No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened (or made any determination) to commence any Legal Proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of shares of the Company; (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (d) seeking to compel the Purchaser or any Affiliate of Purchaser to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

(h)          Board Approval. The board of directors of the Purchaser shall have approved the transaction contemplated hereby.

(i)           Due Diligence. The Purchaser’s legal, business, financial, tax and intellectual property due diligence review of the Seller and the Business shall have been completed to the reasonable satisfaction of the Purchaser.

   3.3        Conditions Precedent to Obligations of Seller and Selling Shareholders.

The obligations of the Seller and any obligations of the Selling Shareholders to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Seller in whole or in part in its sole discretion), at or prior to the Closing, of the following conditions:

(a)           Accuracy of Representations.

(i)       Accuracy at Signing. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement.

(ii)      Accuracy at Closing. Each of the representations and warranties made by Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date.

(b)           Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects at or prior to the Closing.

(c)           Agreements and Documents.

(i)      The Seller and Selling Shareholders shall have received the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

(ii)      The Seller and Selling Shareholders shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Section 3.3(a) and 3.3(b) have been satisfied.

(d)          No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

(e)           Purchaser's board of directors shall have passed resolutions authorizing Purchaser to sign, make, enter into and perform under this Agreement and its schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SELLING SHAREHOLDERS

The Seller and Selling Shareholders, jointly and severally, hereby represent and warrant as follows:

4.1           Execution, Delivery; Valid and Binding Agreements.

This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to be executed by the Seller or Selling Shareholders has been duly executed and delivered by them, and assuming that this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement have been duly executed and delivered by the other parties hereto and thereto, constitute, or, when executed by the other parties hereto and thereto, will constitute, legal, valid and binding agreements of the Seller or Selling Shareholders, as applicable, enforceable against them in accordance with their terms.

4.2           Authority.

The Seller and Selling Shareholders have the absolute and unrestricted right, power, capacity and authority to perform their obligations under this Agreement and under any other agreement, document or instrument referred to in, or contemplated by, this Agreement to which they or any of them is or will be a party; and the performance by the Seller or Selling Shareholders of its obligations hereunder and thereunder has been duly authorized by all necessary action on the part of the Seller and Selling Shareholders.

4.3           Non−Contravention; Third Party Consents and Approvals.

Other than as set forth in Part 4.3 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor any of the transactions contemplated thereby, will (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents; or (ii) any resolution adopted by the shareholders, members or board of directors (or similar body), of the Seller;

(b)           require any notice or filing with any Governmental Body which has not been made or any Governmental Authorization which has not been obtained;

(c)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Seller or Selling Shareholders or any of the assets owned or used by any of them, is subject;

(d)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or Selling Shareholders or that otherwise relates to any of them or the Business;

(e)           contravene, conflict with or result in a violation or breach of, or result in a default under, or result in the acceleration of any material obligations under, or create in any party the right to terminate, modify any provision or cancel, revoke, withdraw or suspend, or require any notice, consent, permit, authorization, approval or waiver, of any provision of any Business Contract or any other contract to which the Seller or a Selling Shareholder is a party or by which it is bound, or give any Person the right to: (i) declare a default or exercise any remedy under any such contract; (ii) accelerate the maturity or performance of any such contract or any of its terms or become eligible for any rights or benefits; or (iii) cancel, terminate or modify any such contract; or

(f)           result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Seller, Selling Shareholder or otherwise with respect to the Business or result in a transfer, distribution or sale of such asset.

Other than as set forth in Part 4.3 of the Disclosure Schedule, None of the Seller or Selling Shareholders or their Affiliates will be required to make any filing with or give any notice to, or to obtain any consent (including Governmental Authorizations) from, any Person in connection with: the performance of this Agreement, any of the transactions contemplated by this Agreement or any of the other agreements, documents or instruments referred to in this Agreement.

4.4           Due Organization; Qualification; Etc.

(a)           The Seller has been duly organized, and is validly existing and in good standing, under the Legal Requirements of the Commonwealth of Virginia and has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all contracts to which it is a party or by which it is bound.

(b)           The Seller is qualified, licensed and admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of the Business requires such qualification, license or admission. Part 4.4(b) of the Disclosure Schedule accurately sets forth each jurisdiction where the Seller or its Affiliates are qualified, licensed and admitted to do business in connection with the Business.

(c)           The Seller has always been an S-corporation from the date of its incorporation.

4.5           Receivables; Products; Customers and Suppliers.

(a)           All existing accounts receivable of the Seller reflected on the Company Financial Statements that have not yet been collected represent valid obligations of customers arising from bona fide transactions entered into in the ordinary course of business. None of the Seller’s customers have notified the Seller or the Selling Shareholders that any of such accounts receivable will not be paid.  Any accounts known or believed to be uncollectible due to bankruptcy or insolvency issues are disclosed on Part 4.5(a) of the Disclosure Schedule.

(b)           The Seller has not, as of the Closing Date and during the period starting 6 months prior to the date hereof, received any notice from any material customer relating to the Business stating that any such customer plans to cease dealing with the Seller or may otherwise materially reduce the volume of business transacted by such customer.

(c)           Other than as set forth in Part 4.5(c) of the Disclosure Schedule, the Seller has in the last 12 months timely paid in full all amounts owed to the respective suppliers and service providers of the Business. Listed on Part 4.5(c) of the Disclosure Schedule are details regarding obligations of the Seller under any Business Contract or Seller IP Contract to repay or return any down payment, deposit, or prepayment, or to pay a rebate or make similar payments to customers or suppliers (in the case of suppliers, including penalties for failure to purchase capacity or failure to meet a certain threshold of purchases).

(d)           The Seller has not, as of the Closing Date and during the period starting 12 months prior to the date hereof, received any notice from any material supplier of the Business indicating that it plans to cease dealing with the Seller or otherwise materially reduce the volume of business transacted by such supplier with the Seller below historical levels.

4.6           Financial Statements and Related Information.

(a)           Delivery of Financial Statements. The Seller has Made Available to Purchaser the Company Financial Statements; provided, however, that with respect to the Interim Balance Sheets applicable to the Closing Date, such Interim Balance Sheets have been Made Available to Purchaser a reasonable period of time prior to the Closing.

(b)           Fair Presentation. The Company Financial Statements are true and complete in all material respects and present fairly the financial position of the seller as of the respective dates thereof and the results of operations and cash flows of the Seller for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(c)           No Liabilities. The Seller does not have any material accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Interim Balance Sheets; and (ii) Liabilities that have been incurred by the Seller since the date of the reviewed Interim Balance Sheets in the Ordinary Course of Business.

(d)           Indebtedness. Part 4.6(d) of the Disclosure Schedule sets forth an accurate and complete list of all Indebtedness of the Seller as of the date of this Agreement.

(e)           No “Off-Balance Sheet” Arrangements. The Seller is and always has been run in the ordinary course of business. None of the Seller or Selling Shareholders has ever effected or otherwise been involved in any “off-balance sheet arrangements”. Without limiting the generality of the foregoing, no Seller has ever guaranteed any debt or other obligation of any other Person.

(f)           Insider Receivables. Part 4.6(f) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including any Indebtedness) owed to Seller by any Business Employee as of the date of this Agreement.

4.7           Absence of Changes.  Since August 31, 2015 and until the date hereof, (i) the Business has been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been:

(a)           any change in the compensation and benefits structure applicable to the Business Employees other than the amendment to the phantom stock plan but only to the extent reasonably necessary to facilitate this Agreement;

(b)           any material loss, damage, destruction or interruption in the use of, or destruction of, any of the Sold Assets;

(c)           any entering into by the Seller with respect to the Business of any (i) Indebtedness, or (ii) material lease;

(d)           any acquisition by the Seller of any material assets (tangible or intangible) primarily related to the Business for a purchase price exceeding $5,000 (other than the acquisition of supplies in the Ordinary Course of Business);

(e)           any sale, transfer or other disposition by the Seller of any material assets primarily related to the Business (other than the sale of finished goods inventory in the Ordinary Course of Business);

(f)           any pledge by the Seller of any Sold Assets, nor any Encumbrance on any Sold Assets;

(g)           entering into by the Seller of any binding agreement to take any of the actions referred to in the foregoing clauses (c) through (f);

(h)           any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect; or

(i)           any action taken by the Seller or Selling Shareholders that would have been prohibited or otherwise restricted under Section 6.3 hereof, had such action been taken during the Pre-Closing Period.

4.8           Agreements, Contracts and Commitments.

(a)           Schedule 1.13 contains a true and correct list of the Business Contracts currently in effect.

(b)          The Seller has Made Available to the Purchaser a complete and accurate copy of each Business Contract, including all amendments thereto.  Each Business Contract, Lease and Seller IP Contract is legal, valid, binding and enforceable against the Seller, and to the knowledge of the Seller and the Selling Shareholders, the other parties thereto, and in full force and effect. Neither the Seller nor any other party thereto, is in breach or violation of, or default under, any Business Contract, Lease and Seller IP Contract and no event other than as set forth in Part 4.8(b) of the Disclosure Schedule, has occurred that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of such contracts, (B) give any party to such contracts the right to accelerate their maturity or performance, or (C) give any party the right to cancel, terminate or materially modify any of such contracts. Neither the Seller nor any Selling Shareholder has received any written notice of a material violation or breach of, or default under, any contract nor waived any of the Seller’s material rights under such contracts.

(c)           Part 4.8(c) of the Disclosure Schedule identifies and provides a brief description of each contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Seller since June 30, 2015 and with respect to which the Seller intends to enter into a binding contract.

(d)           Schedule 1.59 contains a true and correct list of the Leases.

(e)          The Seller has Made Available to the Purchaser a complete and accurate copy of each Lease, including all amendments thereto. No real property other than the Leased Real Property is used by the Business. Neither the Seller nor any other party thereto, is, as of the date hereof, in breach or violation of, or default under, any such Lease. No Lease has been assigned or is subject to any lease or sublease, nor has any person been granted the right to use or occupy such Lease or any portion thereof, as applicable, and no Person (other than the Business) is in possession of any portion of the Leased Real Properties. Neither the Seller nor the Selling Shareholders has received written notice from any Governmental Body (i) of any condemnation or eminent domain proceeding pending or threatened against the Leased Real Properties or any part thereof or (ii) that any condition on or improvements located on any of the Leased Real Properties are in material violation of any applicable building codes, zoning or land use laws, or any other Legal Requirements affecting the property.

4.9           Compliance with Legal Requirements.

(a)           The Seller and its Affiliates are, and have at all times have been, in compliance in all material respects with each Legal Requirement that is applicable to them or to the conduct of the Business or the Sold Assets or Assumed Liabilities, including Legal Requirements relating to money laundering, banking import/export and employment matters. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the Seller or any Affiliate of, or a failure on the part of any of them to comply with, any Legal Requirement. Neither the Seller nor any Affiliate has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. There is no action, suit, proceeding, claim, arbitration or, to the knowledge of the Seller, investigation, in each case of the foregoing, that is material, before any Governmental Body which is pending or, to the knowledge of the Seller, threatened against the Seller or its Affiliates which is related to the Business.

4.10           Employee and Labor Matters.

(a)           Schedule 1.14 contains a true and correct list of the Business Employees. Set forth on Part 4.10(a) of the Disclosure Schedule is a summary which accurately sets forth in all material respects, with respect to each Business Employee, a summary of the benefits to which such Business Employees is eligible (including annualized base salary, social benefits and any other cash compensation payable thereto).

(b)           There are no collective bargaining agreements or other labor union or works council agreements or arrangements with respect to the Business to which the Seller is a party (each a “Labor Agreement”), nor is any such Labor Agreement currently being negotiated, nor is there any current request for Seller to bargain with any labor organization or works council or similar representative, nor are any labor organizations, works councils or similar organizations representing, purporting to represent or seeking to represent any Business Employees of the Seller.

(c)           As relates to the Business, the Seller has not had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action or union labor dispute in the past three (3) years.

(d)           As relates to the Business and the Transferred Employees, the Seller, (i) is, and at all times since January 1, 2012, has been, in compliance with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, employee benefits, hours or other labor-related matters, including Legal Requirements relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees; (ii) has withheld and reported in all material respects all amounts required by any Legal Requirements or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; (iii) has duly and timely paid all of the salaries, bonuses and other compensation and benefits to which the Business Employees are eligible and has no liability for any arrears of wages, or other benefits (including pension or severance to the extent such obligations are fully funded) or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, pension, national insurance, social security or other benefits or obligations for any employee.

(e)           All of the Transferred Employees are employed by the Seller at will, and such employment is terminable by the Seller. The termination of such Transferred Employees and their hiring by the Purchaser in accordance with this Agreement will not cause the Purchaser or its Affiliates to be liable in any way for any Excluded Liabilities nor will such actions result in a breach of Legal Requirements relating to employment of the Transferred Employees.

(f)            Part 4.10(f) of the Disclosure Schedule accurately identifies as of the date hereof the number of Business Employees who are not fully available to perform work because of long-term disability or other long-term leave.

(g)           No Business Employees are in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to (i) the right of any such employee to be employed by the Seller or Purchaser or (ii) the use of trade secrets or proprietary information of others.

(h)           There is no Legal Proceeding which is pending or threatened, in respect of the Business and relating to (a) unfair labor practice or complaints, (b) any claims for unpaid wages, including overtime allowances or (c) harassment of any kind.

(i)            All Business Employees who are listed as consultants in Schedule 1.14 are properly classified as consultants rather than employees and no employer-employee relationship exists between them and the Seller.

4.11           Employee Benefit Plans.

(a)           Part 4.11(a) of the Disclosure Schedule sets forth a true and correct list, as of the date hereof, of all employee benefit plans, and any other material written incentive compensation or employee benefit plan, arrangement or agreement (including retention, change in control, severance, retirement, disability, fringe benefit, deferred compensation, bonus or other incentive compensation and stock option, purchase or other equity-based plans, agreements and arrangements) relating to the Business Employees (collectively, the “Business Benefit Plans”). There are no written or unwritten policies or customs that, by extension, could entitle any Business Employees to benefits in addition to those to which they are entitled pursuant to applicable Legal Requirements (including unwritten customs concerning the payment of statutory severance pay when it is not legally required), other than those included in the Business Benefit Plans.

(b)          The Seller has Made Available to Purchaser copies of all Business Benefit Plans.  The Business Benefit Plans were duly adopted by the Seller. The Seller has neither agreed nor committed to (i) establish or enter into any new employee benefit plans or programs that would be Business Benefit Plans if adopted, or (ii) modify any Business Benefit Plans (except as required to conform with applicable Legal Requirements as previously disclosed to Seller or as contemplated by this Agreement).

(c)           The Seller has performed all material obligations required to be performed by it under the Business Benefit Plans, and to the knowledge of the Seller there has been no material default or violation by any other party of the terms of any Business Benefit Plan. Each Business Benefit Plan has been established and maintained in accordance with its terms in all material respects and in compliance in all material respects with all applicable Legal Requirements, and all applicable collective bargaining agreements.

(d)          There are no material claims or Legal Proceedings pending, or, to the knowledge of the Seller, threatened, against any Business Benefit Plan or against the assets of any Business Benefit Plan other than in the Ordinary Course of Business.

(e)           There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Seller, threatened by any Governmental Body with respect to any Business Benefit Plan.

(f)           The Seller has not in the last three years incurred any material penalty with respect to any Business Benefit Plan under any applicable Legal Requirements.

(g)          There is no outstanding and unfunded or underfunded pension and retirement liability relating to the Business Employees. Neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will constitute an event that will or may result in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits thereunder with respect to any Transferred Employee. Other than as set forth in Part 4.11(g) of the Disclosure Schedule, none of the Transferred Employees intend to retire from their positions with the Seller prior to commencing employment with Purchaser as contemplated by Article II.

(h)           Except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will constitute an event under any Business Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Transferred Employee that will give rise to any liability on the part of Purchaser and that will not be promptly satisfied by Seller when due.

(i)            There will be no adverse tax impact on the Transferred Employees under Internal Revenue Code Section 280G or 409A or under any other Legal Requirement that would be triggered as a result of the transactions underlying this Agreement, including pursuant to receipt of consideration, under the Seller’s phantom stock plan.

4.12           Environmental Matters.

(a)           The Seller has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, written notice of violation, or formal administrative proceeding by any Governmental Body, relating to any Environmental Laws involving the Business, and there is no other pending action, suit, proceeding, claim, or arbitration arising from an alleged violation of Environmental Laws against the Seller with respect to the Business or, to the knowledge of the Seller, any pending investigation by a Governmental Body, with respect to Environmental Matters involving the Business.

(b)           Part 4.12(b) of the Disclosure Schedule lists all of the Environmental Permits currently held by the Seller relating to the Business, and Seller possesses those Environmental Permits required to operate the Business.

(c)           As of the date hereof, the Seller has not received any written notice from a Governmental Body that alleges that it or its conduct of the Business is violating in any material respect any Environmental Laws.

(d)           (i) no Contamination is or has been present on, in or under the Premises and (ii) no Contamination has migrated, or is reasonably likely to migrate from the Premises.

(e)           No underground storage tank, surface impoundment, landfill or waste disposal site is present on the Premises.

(f)           To the knowledge of the Seller and the Selling Shareholders, no current or prior owner of the Premises has received any notice or other communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or such Premises is not in compliance with any Environmental Law. The Seller and its Affiliates have not caused or contributed to any Environmental Release in any material respects and there are no circumstances which may give rise to any Environmental Release by the Seller or its Affiliates.

4.13           Permits. The Seller owns, holds or possesses all material permits, licenses, franchises or authorizations required by any Governmental Body or pursuant to any applicable Legal Requirements (including Environmental Permits) for the operation of the Business (collectively, the “Permits”).  The Permits are valid and in full force and effect in all respects and the Seller is not in violation of or default under any such Permits. As of the date hereof, other than as set forth in Part 4.13 of the Disclosure Schedule, the Seller has not received any written notice from any Governmental Body (a) alleging any actual or possible violation of or failure to comply with any term or requirement of any Permit, or (b) regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Schedule 1.73 contains a true and correct list of the Permits.

4.14           Certain Business Practices. As regards the Business, the Seller has not: (a) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns.

4.15           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or Selling Shareholders.

4.16           Title to Assets; Sufficiency.

(a)           Good Title. The Seller is the sole and rightful owner, and has good and valid title to, or a valid right and license to use, all of the Sold Assets, free and clear of any Encumbrances. The Business is carried out by the Seller directly and not through any subsidiaries or other Affiliates.

(b)           Sufficiency of Assets. The Sold Assets and the Transfer Restricted Assets collectively constitute all of the assets used in or necessary to enable the Seller to conduct the Business in the manner in which the Business is currently being conducted and are sufficient for the conduct of the Business by the Purchaser immediately following the Closing in substantially the same manner as presently conducted by the Seller.

4.17           Intellectual Property.

(a)           Intellectual Property Disclosures. Part 4.17(a) of the Disclosure Schedule accurately identifies and describes:

(i)       in Part 4.17(a)(i) of the Disclosure Schedule, each Company Product, including a short description.

(ii)      in Part 4.17(a) of the Disclosure Schedule: (A) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; (D) each filing, payment, and action that should be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Registered IP in full force and effect and (E) each product or service identified in Part 4.17(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii)     in Part 4.17(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Seller (other than Open Source Code that is identified in Part 4.17(j) of the Disclosure Schedule and any non-customized software that is generally available on standard terms for less than $5,000 per copy, seat or user, as applicable); (B) the corresponding contract or contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Seller; (C) whether the license or licenses so granted to the Seller are exclusive or nonexclusive; and (D) each Company Product in which such licensed Intellectual Property Rights or Intellectual Property are used or incorporated;

(iv)     in Part 4.17(a)(iv) of the Disclosure Schedule, each contract, which is in effect or pursuant to which the Seller has or will have rights or obligations, pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP and whether such license is exclusive or non-exclusive; and

(v)      in Part 4.17(a)(v) of the Disclosure Schedule, a list of each item of Company Software that is distributed by the Seller to third parties.

(b)           IP Agreements. Schedule 1.84 contains a true and correct list of the Seller IP Contracts which are currently in effect. Seller has Made Available to Purchaser a complete and accurate copy of each Seller IP Contract used by the Seller which are currently in effect, including each such: (i) end user license and/or service agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) agreement, whether with an employee, consultant, other person in the creation or development of any Seller IP, or otherwise, containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement.

(c)           Ownership Free and Clear. The Seller exclusively owns all right, title and interest to and in the Seller IP (other than Intellectual Property Rights or Intellectual Property licensed to the Seller, as identified in Part 4.17(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the contracts listed in Part 4.17(a)(iv) of the Disclosure Schedule) and except as to customizations assigned to customers as listed in Part 4.17(c) of the Disclosure Schedule. Without limiting the generality of the foregoing:

(i)      all documents and instruments necessary to perfect the rights of the Seller in the Seller IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body, if required;

(ii)      no Business Employee or former employer of any Business Employee or any other Person who is or was involved in creation or development of any Seller IP has any claim, right (whether or not currently exercisable) or interest to or in any Seller IP or royalties with respect thereto;

(iii)     Seller has no reason to believe that any Business Employee is: (A) bound by or otherwise subject to any contract restricting them from performing their duties for the Seller and following the Closing, for the Purchaser; (B) in breach of any contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality or (C) affiliated with any Governmental Body or any public or private university, college, or other educational, medical or research institution;

(iv)    no funding, facilities or personnel of any Governmental Body or any public or private university, college, or other educational, medical, military or research institution, was used, directly or indirectly, to create or develop, in whole or in part, any Seller IP developed by Seller; no such Seller IP was created with any involvement or contribution by any current or former director, officer, or independent contractor of or consultant who held any position with any Governmental Body, foundation or any public or private university, college, or other educational, medical, military or research institution other than as set forth in Part 4.17(c)(iv) of the Disclosure Schedule.

(v)     The Seller has taken reasonable steps to maintain the (A) validity and enforceability of all Intellectual Property Rights owned by or exclusively licensed to the Seller and (B) confidentiality of and otherwise protect and enforce its rights in all proprietary information held by such entity, or purported to be held by such entity, as a trade secret;

(vi)    All assignment or other transfer of ownership (or agreement to do so) of, any Intellectual Property Right by Seller to any other Person has always been done through customer and client contracts as to customers and clients for whom development work was performed and assigned in the ordinary course of business, other than as detailed in Part 4.17(c)(vii) of the Disclosure Schedule;

(vii)   The Seller is not currently, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Seller to grant or offer to any other Person any license or right to any Seller IP; The Seller is not subject to any license or other contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate the Seller to grant licenses or other rights to, or otherwise impair its control of, any Intellectual Property owned or developed by Seller, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(viii)  The Seller owns or otherwise has licensed and has the right to use, and after the Closing each the Purchaser will have, or have licensed and has the right to use, Intellectual Property Rights needed to conduct the Business as currently conducted (subject to possible Transfer Restricted Assets which may require third-party consent or assignments); and

(ix)     The Seller is not bound by, and no Seller IP is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP, other than as set forth in Part 4.17(c)(ix) of the Disclosure Schedule.

(d)           Valid and Enforceable. All Seller IP (other than Intellectual Property Rights or Intellectual Property licensed to the Seller, as identified in Part 4.17(a)(iii) of the Disclosure Schedule) is and following the Closing will be valid, subsisting and enforceable. No Intellectual Property or product or service of the seller is subject to any order, action, settlement, or other right that restricts, or that could reasonably be expected to restrict, in any manner the current use, transfer or licensing of any Seller IP.

(e)          The Seller does not conduct the Business under any other names, aliases or d/b/a other than as set forth on Part 4.17(e) of the Disclosure Schedule.

(f)            Effects of This Transaction. Other than as set forth in Part 4.17(f) of the Disclosure Schedule, the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Seller IP; (ii) a breach or right of termination of any Seller IP Contract; (iii) the release, disclosure or delivery of any Seller IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Seller IP (v) the grant of any right exclusivity, covenant not to sue, non-competition or non-solicitation or (vi) an obligation on any of the Seller or Purchaser to pay royalties under any contract under which Seller is not currently paying royalties or license fees or pay increased royalties under any contract for which the Seller currently paying royalties.

(g)           No Third Party Infringement of Seller IP. Seller has no reason to believe and is not on notice that any Person has infringed, misappropriated, or otherwise violated, and Seller has no reason to believe and is not on notice that any Person is currently infringing, misappropriating or otherwise violating, any Seller IP.

(h)           No Infringement of Third Party IP Rights. The Seller has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i)       no product, information or service ever manufactured, produced, distributed, licensed, published, used, provided or sold by or on behalf of the Seller has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)      no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Seller or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Seller with respect to such claim or legal proceeding;

(iii)     the Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv)     the Seller is not bound by any contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim;

(v)      the Seller has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi)     Seller has not been notified that any claim or legal proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller is pending or has been threatened.

(i)           No Harmful Code. Seller has no reason to believe and has not been notified that any of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j)           Use of Open Source Code.

(i)      Part 4.17(j) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code used in the Company Products that is contained in, distributed with or used in the development of any Company Software or Company Products or from which any part of any Company Software or Company Products is derived; (B) the applicable license terms for each such item of Open Source Code; and (C) the Company Software or Company Product to which each such item of Open Source Code relates.

(ii)     The Seller has not used, modified, or distributed any Open Source Code in a manner that: (A) could or does require (or could or does condition the use or distribution of any Company Product on) (1) the disclosure, licensing or distribution of any source code or hardware design for, or (2) the licensing for purposes of making modifications or derivative works of, any Company Software owned or developed by Seller; (B) could or does require (or could or does condition the use or distribution of such software or hardware design on) the granting of a license under any Seller patent rights; or (C) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Seller to use or distribute any Company Software or hardware design owned or developed by or licensed to the Seller.

(iii)    The Seller has complied with all of, and the use, marketing, distribution, licensing, and sale of Company Software or Company Product does not violate any of, the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(k)           No License of Source Code. No source code or design information for any Company Software or Company Product has been delivered, licensed or made available by Seller to any escrow agent or other Person other than to or by customers or clients or escrow agents for customers or clients for whom such Company Software or Company Product was developed in the ordinary course of business and which customer or client owns such Company Software or Company Product. The Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code or design information for any Company Software or Company Product to any escrow agent or other Person other than to or by customers or clients or escrow agents for customers or clients for whom such Company Software or Company Product was developed in the ordinary course of business which are set forth in Part 4.17(k) of the Disclosure Schedule. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code or design information for any Company Software or Company Product to any Person other than to or by customers or clients or escrow agents for customers or clients for whom such Company Software or Company Product was developed in the ordinary course of business as set forth in Part 4.17(k) of the Disclosure Schedule.

(l)           All Company Software and Company Products perform in all material respects in conformance with the purposes and functionality for which it is intended.  No contract to which Seller is a party requires the Seller to maintain a disaster recovery plan to safeguard its customers’ information in the event of a disaster. The Seller has made back-ups of all material software and data that cannot be easily recreated or restored, and has arranged for such back-ups at a secure location.

(m)           Data Privacy.  In connection with its collection, processing, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Seller is and has been in compliance with all applicable laws in all relevant jurisdictions, its privacy policies and the requirements of any contract or codes of conduct to which it is a party and this Agreement does not detrimentally affect such legal and permitted use of such Personal Information. The Seller has at all times implemented commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Personal Information collected by it or on its behalf from and against loss, unauthorized access, use and/or disclosure and there has been no loss, unauthorized access, use and/or disclosure of such Personal Information. The seller is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. There is no complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, the Seller or its Affiliates, by any private party or any governmental body, foreign or domestic, with respect to Personal Information.

4.18           Governmental Authorizations; No Subsidies.

(a)           Governmental Authorizations. Part 4.18(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Seller, and the Seller has Made Available to Purchaser accurate and complete copies of such Governmental Authorizations. Such Governmental Authorizations are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller and following the Closing, the Purchaser, to conduct its respective business in the manner in which such business is currently being conducted. The Seller is, and has at all times been, in compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 4.18(a) of the Disclosure Schedule.

(b)           Other than as set forth in Part 4.18(b) of the Disclosure Schedule, Seller has not received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of, or failure to comply with, any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(c)           Governmental Grants. The Seller has never received any Governmental Grant that has been available or applicable to the Seller and no Governmental Body: (i) has awarded any participation or provided any support to the Seller; or (ii) is or may become entitled to receive any royalties or other payments from the Seller.

4.19           Tax Matters.

(a)           Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Seller have been timely and properly filed and are true, accurate and complete. All Taxes of the Seller that are due and payable have been timely and properly paid. All Taxes required to be withheld by the Seller have been properly and timely withheld and remitted. The Seller has Made Available to Purchaser accurate and complete copies of all Tax Returns filed by the Seller. Part 4.19(a) of the Disclosure Schedule lists each jurisdiction in which the Seller is required to file a Tax Return. No claim has been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company Financial Statements properly and adequately accrue or reserve for Tax Liabilities in accordance with GAAP.

(b)           Audits; Claims. No Tax Returns have been examined or audited by any Governmental Body. The Seller has never received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Seller.  No claim or Legal Proceeding is pending or threatened against the Seller in respect of any Tax. There are no liens for Taxes upon any of the assets of the Seller.

(c)           Tax Incentives. Part 4.19(c) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays or other Tax reduction agreements or arrangements applicable to Seller. The Seller has Made Available to Purchaser all documentation relating to any applicable Tax holidays or incentives. The Seller is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated in this Agreement. The consummation of the transactions contemplated by this Agreement will not adversely affect the remaining duration or the extent of the incentive or require any recapture of any previously claimed incentive, and no Governmental Authorization is required prior to the consummation of such transactions in order to preserve the entitlement of the Company to any such incentive.

(d)           No Liability. The Seller does not have any Liability for the Taxes of any Person as a transferee or successor, by contract or otherwise. The Seller is not required to pay, collect or remit any sales Tax with respect to its operations.

(e)           Withholdings. The Seller has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes, has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, and has timely filed all withholding Tax Returns, for all periods.

(f)           Filing of Tax Returns. The Seller is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim that is unresolved has been made by a Governmental Body that the Seller is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns.

4.20           Insurance.

Part 4.20 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Seller as of the date of this Agreement and identifies any material claims made thereunder as of the date of this Agreement. Each of such insurance policies is in full force and effect through the time of Closing. Since January 1, 2012, neither the Seller nor any Selling shareholder has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither (A) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, nor (B) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time): (1) result in the cancellation, invalidation or termination, or give any Person the right to cancel, invalidate or terminate, any of the insurance policies of the Seller; (2) result in the reduction of coverage, or give any Person the right to reduce the coverage, under any such insurance policies; or (3) have any impact on the Seller’s right or ability to make a claim under any such insurance policies in respect of or relating to events or circumstances that have occurred prior to the Closing.  Nothing herein shall require Seller to maintain any liability insurance in place after Closing, although Seller may at its option obtain tail coverage.

4.21           Related Party Transactions.

Other than as set forth in Part 04.21 of the Disclosure Schedule, no Related Party has, and no Related Party has had, any interest in any material asset used in or otherwise relating to the Business other than the real estate used by the Business and the lease thereof; (b) no Related Party is indebted to the Seller; (c) no Related Party has entered into, or has had any financial interest in, any contract, transaction or business dealing with or involving the Seller other than those relating to the real estate used by the Business and the lease thereof; (d) no Related Party is competing, or has at any time competed, with the Seller for the clients or business of the Seller; and (e) no Related Party has any claim or right against the Seller (other than rights to receive compensation for services performed as an employee or consultant or under the phantom stock plan). No member of the board of directors of the Seller has a conflict of interest with respect to the Seller.

4.22           Legal Proceedings; Orders.

(a)           Legal Proceedings. There is no pending Legal Proceeding against Seller and, to the knowledge of the Seller or the Selling Shareholders, no Person has threatened to commence any Legal Proceeding against Seller within the past two (2) years. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           Orders. There is no order, writ, injunction, judgment or decree to which the Seller, or any of the assets owned or used by the Seller, is subject. No officer or other employee of the Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.

4.23           Full Disclosure.

This Agreement (including the Disclosure Schedule) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Seller and the Selling Shareholders have no knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Seller that has not been set forth in this Agreement or in the Disclosure Schedule.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser represents and warrants to the Seller as follows:

5.1             Due Organization.

Purchaser is a company duly incorporated, organized and validly existing under the laws of the jurisdiction of its incorporation, as applicable.

5.2             Authority; Binding Nature of Agreement.

Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Purchaser is a party; and the execution, delivery and performance by Purchaser of this Agreement or any such other agreement, document and instrument have been duly authorized by all necessary action on the part of Purchaser. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE VI
COVENANTS

6.1             Closing Efforts. The Seller and Selling Shareholders shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to the Purchaser and its respective successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed under this Agreement in accordance with its terms, free of Encumbrances, and to assure the assumption by the Purchaser from the Seller of the Liabilities intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to (i) consummate or implement expeditiously the transactions contemplated by this Agreement and the underlying transactions or (ii) obtain (A) the consent of any third party that is necessary for the consummation of the transactions contemplated by this Agreement and the underlying transactions, and (B) from any Governmental Body and other Persons all Governmental Authorizations and consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the underlying transactions and to promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Legal Requirements.

On and after the Closing, upon the reasonable request of a Party, the other Party or Parties shall prepare, execute and deliver such other and further agreements, instruments, certificates, and other documents, and take, do and perform such other and further actions, as may be reasonably necessary or appropriate in order to effectuate the purposes and intent of this Agreement and to consummate the transactions contemplated hereby as promptly as reasonably practicable.

6.2             Access and Investigation. During the Pre-Closing Period, the Seller and the Selling Shareholders shall  provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to the Seller’s personnel and assets and to all existing books, records, Tax records and Tax Returns, work papers and other documents and information relating to the Seller and the Business, and to such additional financial, operating and other data and information regarding the Business, as Purchaser may reasonably request. During the Pre-Closing Period, Purchaser may make inquiries of Persons having business relationships with the Seller and the Business and the Seller and its Representatives shall help facilitate (and shall cooperate fully with Purchaser in connection with) such inquiries.

6.3             Operation of Business. Except as expressly contemplated by this Agreement, or consented to in writing by Purchaser, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the Seller shall, and the Selling Shareholders shall cause the Seller to:

(i)      conduct the operations of the Business in the Ordinary Course of Business;

(ii)      preserve intact the Business organization, keep available the services of its current officers, managers and employees and preserve and maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons and entities having business relationships with the Business and with all relevant Governmental Bodies.  While Seller will not lay off employees or impose new or onerous conditions which cause employees to leave, Seller is not guaranteeing that no employees will leave in the ordinary course of business;

(iii)     have the Seller’s managers and officers report regularly to Purchaser concerning the status of the Business;

(iv)    promptly notify the Purchaser of the occurrence of a Material Adverse Effect.

(b)           Without limiting the generality of Section 6.3(a) except as expressly contemplated by this Agreement, from the date hereof until the earlier of the Closing and the termination of this Agreement, without the written consent of Purchaser, Seller shall not, and the Selling Shareholders shall not allow Seller to (and shall be restricted from doing so on their own):

(i)      declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares or other securities, or repurchase, redeem or otherwise reacquire any shares or other securities;

(ii)      sell, issue or authorize the issuance of: (i) any shares or other security; (ii) any option or right to acquire any shares (or cash based on the value of shares) or other security; or (iii) any instrument convertible into or exchangeable for any shares (or cash based on the value of shares) or other security;

(iii)     amend or permit the adoption of any amendment to its Charter Documents, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)     form any subsidiary or acquire any equity interest or other interest in any other Person;

(v)      make any capital expenditure in excess of $10,000 without notice to and the consent of Purchaser;

(vi)     (i) enter into, or permit any of the assets owned or used by it to become bound by, any contract; or (ii) amend or prematurely terminate, or waive any right or remedy under, any such contract;

(vii)    (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $10,000 without the permission of Purchaser; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (iii) waive or relinquish any right, in the case of each of clauses “(i)” through “(iii)”, except in the ordinary course of business consistent with past practices;

(viii)   (i) lend money to any Person; or (ii) incur or guarantee any indebtedness for borrowed money;

(ix)      mortgage or pledge or subject any of the Sold Assets to an Encumbrance;

(x)       cancel or compromise any material debt or claim or waive or release any material rights of the Business, other than debts, claims or rights that are not Sold Assets;

(xi)     (i) establish, adopt, amend or terminate any Business Benefits Plan; (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the Ordinary Course of Business; (iii) increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers, managers or other employees; (iv) promote or change the title of any of its employees (retroactively or otherwise); or (v) hire or make an offer to hire any new employee;

(xii)     change any of its methods of accounting or accounting practices in any material respect;

(xiii)    make any payments in respect of Tax outside of the Ordinary Course of Business, make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xiv)   commence or settle any Legal Proceeding;

(xv)    enter into any material transaction or take any other material action outside the Ordinary Course of Business; and

(xvi)   agree or commit to take any of the actions described in clauses “(i)” through “(xv)” above.

Provided, further, that nothing in this Article or Agreement shall preclude or prevent Seller or the Selling Shareholders from issuing or allocating additional authorized shares or points under the ADI phantom stock plan.

6.4           Confidentiality.

(a)           The terms of the Mutual Non-Disclosure Agreement, dated July 14, 2015, between Seller and Purchaser (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-disclosure and non-use obligations of the Purchaser under the Confidentiality Agreement in respect of information relating to the Sold Assets and the Assumed Liabilities shall terminate at the Closing.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.  Provided, however, that nothing in this Agreement or the Confidentiality Agreement shall preclude or prevent Seller or Purchaser from making disclosures regarding the potential or actual sale transaction as reasonably necessary or appropriate to secure, seek or confirm third party consents to the sale or transfer of any of the Sold Assets or Transfer Restricted Assets.

(b)           Notwithstanding anything to the contrary in this agreement or the Confidentiality Agreement, in case any Confidential Information (as defined in the Confidentiality Agreement) is information that may be considered "material non-public information" pursuant to the securities laws and regulations governing Purchaser and the securities exchanges on which its shares are traded – the Seller and Selling Shareholders hereby undertake (and undertake to cause their Representatives) not to make any unlawful use of such Confidential Information, including by way of effecting a transaction in a security of Purchaser while the Confidential Information or any part thereof is in their possession. The Seller and Selling Shareholders are aware, and will advise their Representatives who are informed of any of the matters that are the subject of this Agreement, of the restrictions imposed by the applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

(c)           From and after the date of this Agreement, the Seller and each Selling Shareholder hereby covenants with and undertake to Purchaser that they shall not (and shall ensure that their Representatives do not) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Purchaser’s prior written consent. For avoidance of doubt, and notwithstanding anything herein or in the Confidentiality Agreement to the contrary, the Purchaser will entitled to make any public statement and deliver any notice to a Governmental Body as it is legally required to issue or make under any Legal Requirement (including any applicable securities law, or by the applicable rules of any stock exchange on which Purchaser lists its securities).

6.5           Accounts Receivable; Accounts Payable.

(a)           By no later than the Closing Date, the Seller shall have taken all requisite action to notify its customers of the sale and transfer of the Business and that any payments of future invoices relating to the Business and Sold Assets shall be made to the Purchaser and not to the Seller or the Seller’s bank accounts

(b)           Following the Closing, the Seller shall forward to the Purchaser, immediately upon receipt thereof, any payments of accounts receivable of the Purchaser.  Promptly following the Closing, the Parties shall cooperate in advising customers to direct any future payments by such customers to the Purchaser.  Following the Closing, the Seller and Selling Shareholders will provide such cooperation as the Purchaser shall reasonably request in connection with the Purchaser’s collection of outstanding accounts receivable of the Purchaser relating to the Business but Seller shall not be responsible to become Purchaser’s collections agency.

(c)           To the extent that the Purchaser receives any invoices for accounts payable or statements evidencing amounts owed by the Seller to another party, the Purchaser will promptly deliver such documents to the Seller.

(d)           Without limiting the generality of the foregoing, with respect to any invoice that contains amounts that are payable (or receivable) in respect of goods or services that pertain to both the period prior to Closing and the period thereafter, the Parties will work in good faith to allocate among each other the amounts payable (or receivable) by each Party under such invoice, in light of the benefits received (or obligations incurred) with respect to the goods or services received (or provided) pursuant to such invoice.

(e)           By no later than the Closing Date, the Seller shall pay all overdue payments (including penalties for late payments, if any) to its vendors, suppliers, employees, consultants, contractors, service providers, contract manufacturers, licensors and any other third parties to whom it has unpaid and overdue payment obligations, and following the Closing, the Seller hereby undertakes to make such payments as may be due on a timely basis.

6.6           Refund and Remittances. If at any time following the Closing Date the Seller or a Selling Shareholder receives any refund or other amount that is a Sold Asset or is otherwise properly due and owing to the Purchaser in accordance with the terms of this Agreement, or receives any mail or other deliveries that properly should have been delivered to the Purchaser, then the Seller or such Selling Shareholder shall promptly remit, or shall cause to be remitted, such amount, mail or delivery to the Purchaser.

6.7           Sold Assets. If at any time following the Closing Date, the Seller or a Selling Shareholder becomes aware that it is in possession of any asset that constitutes a Sold Asset intended to be transferred to the Purchaser in connection with this Agreement or any of the underlying transactions but which was not so transferred, such Person shall promptly notify the Purchaser of such Sold Asset and shall transfer such Sold Asset to the Purchaser, as soon as reasonably practicable.

6.8           Notification

(a)           During the Pre-Closing Period, the Selling Shareholders or the Seller shall promptly notify Purchaser in writing of: (i) the discovery by any Selling Shareholder or the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement or that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Seller or the Selling Shareholders in this Agreement; (ii) any breach of any covenant or obligation of the Seller or the Selling Shareholders; and (iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 3.2 impossible or unlikely.

(b)           No such notification or update shall be deemed to supplement or amend the representation or warranty made by the Seller or the Selling Shareholders in this Agreement or the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Seller or the Selling Shareholders in this Agreement; or (ii) determining whether any of the conditions set forth in Section 3.2 have been satisfied.

6.9           No Shop.

During the Pre-Closing Period, the Seller and the Selling Shareholders shall not, and shall ensure that their Representatives and Affiliates do not: (a) solicit or encourage the initiation or submission of any proposal or offer relating to a possible Acquisition Transaction; or (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction other than the one contemplated by this Agreement. The Seller and the Selling Shareholders shall promptly (and in any event within 24 hours of receipt thereof) notify Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by any of them during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

6.10         Non-Competition and Non-Solicitation.

  (a)             As further consideration for the transactions contemplated by this Agreement, for a period starting on the Closing Date and ending on the third anniversary of the Closing Date, neither the Seller, the Selling Shareholders nor any of their Affiliates shall, directly or indirectly, whether as an employee, director, officer, consultant, shareholder, joint venturer, or otherwise:

 (i)       develop, market, manufacture, sell or distribute any goods or services or otherwise act in any manner which competes with the Purchaser; or

 (ii)      call upon, solicit or communicate with any Person who is an employee or consultant of the Purchaser or its Affiliates for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Person to terminate his or her employment or contracting relationship with Purchaser, or its Affiliates.

  (b)             The Selling Shareholders and the Seller acknowledge that the Purchaser has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “ADI” and "ADI Engineering" in any form (the “Seller Trade Names”), and to all corporate symbols or logos incorporating “ADI” and "ADI Engineering" in any form (the “Seller Logos”, and together with the Seller Trade Names, the “Seller Marks”).  The Seller, and Selling Shareholders shall not use, and shall cause their respective Affiliates not to use, any Seller Marks or any confusingly similar marks in connection with the sale or distribution of any products or services. Promptly following the Closing and in any event within 30 days thereof, the Seller and its Affiliates will take all action necessary to change their corporate name so that there is no reference to "ADI" or "ADI Engineering" in such Persons’ names. The Selling Shareholders, the Seller and their Affiliates hereby further undertake not to establish any business or Person using names which reference or include "ADI" or "ADI Engineering".

(c)           To the extent that at any time both of the Selling Shareholders shall have Ceased to Provide Services, then as of such date the Purchaser shall no longer have any obligation to pay any portion of the Earn-Out Consideration which had not already been paid by the Purchaser.

6.11           Distribution of Rights Under Phantom Stock Plan.

The Seller and the Selling Shareholders hereby undertake to abide by the terms of Sellers’ existing phantom stock plan, as amended on or prior to the Closing, with respect to the rights and eligibility of certain Transferred Employees to a portion of the Closing Considerations (including disbursements from the Escrow Account, if any) and the Earn-Out Consideration, and to cause such Transferred Employees to receive such amounts as they are eligible to receive under such phantom stock plan.

6.12           Pro Forma Financial Statements.

Within 60 days following the Closing, the Seller shall prepare and deliver to Purchaser audited financial statements prepared in accordance with GAAP, including notes thereto, which financial statements shall fairly present in all material aspects the financial position of the Business (comprised solely of the Sold Assets and Assumed Liabilities) as of the Closing Date.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

7.1             Survival of Representations.

The representations and warranties made by the Seller or the Selling Shareholders in this Agreement shall survive the Closing for a period of four (4) years.

7.2             Indemnification.

From and after the Closing, the Seller and each Selling Shareholder shall jointly and severally hold harmless and indemnify each of the Indemnitees from and against, and shall jointly and severally compensate and reimburse each of the Indemnitees for any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are connected with:

(a)          any inaccuracy in or breach of any representation or warranty made by the Seller or the Selling Shareholders in Article IV;

(b)          any breach of any covenant or obligation of the Seller or the Selling Shareholders in this Agreement or in any other agreement or document to be delivered to Purchaser in connection with the transactions contemplated by this Agreement; and

(c)          any Excluded Liability;

Notwithstanding anything herein to the contrary, the Seller and Selling Shareholders shall not be required to make indemnification payments to the Indemnitees pursuant to this Agreement, which in the aggregate would exceed the total amount of consideration received by them pursuant to this Agreement (including, for avoidance of doubt, the Escrow Amount); provided, however, that such limitation shall not apply with respect to intentional misrepresentation, willful misconduct or fraud.

7.3             Indemnification from Escrow.

(a)          Indemnification Payment from Escrow. The Purchaser may claim any amount for which it is eligible for indemnification hereunder from the Seller and Selling Shareholders, or to the extent that any funds remain in the Escrow Account, directly from the Escrow Account, at its sole discretion. A claim against the Escrow Account shall be made by the Purchaser by written instruction to the Escrow Agent with a copy to the Seller. If no objection is received from the Seller within 10 Business Days, then the Escrow Agent shall release any amounts specified in such written instruction directly to the Purchaser in accordance with the Escrow Agreement.  Any objection is subject to the dispute resolution procedures set forth in this Agreement.  For avoidance of doubt, any Party delivering instructions or letters to the Escrow Agent shall also provide the other Parties with a copy thereof.

(b)          Release of Escrow.  Any amounts remaining in the Escrow Account which have not been claimed within 24 months of the Closing Date shall be automatically released to the Seller in cash by wire transfer into the account set forth in Section 2.2(a) above within 10 Business Days of such 24 month anniversary of the Closing Date, and the Seller together with the Purchaser shall deliver joint written instructions to this effect to the Escrow Agent at such time, following which the Escrow Agent shall remit the remaining amount in the Escrow Account to the Seller as aforementioned without need for further written instructions to the Escrow Agent.   Notwithstanding the aforementioned, if there is a dispute between the Purchaser and the Seller and Selling Shareholders regarding indemnification under this Agreement, which dispute has not been resolved by the 24 month anniversary of the Closing Date, then any amounts relating to such unresolved dispute shall remain in the Escrow Account pending final resolution of the dispute and shall not be released prior to such resolution.

ARTICLE VIII
TERMINATION

8.1             Termination Events.

This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of Purchaser and Seller;

(b)           by Purchaser if the Closing has not taken place on or before the End Date (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement or in any other agreement or instrument delivered to the Company in connection with the transactions contemplated by this Agreement);

(c)           by Seller if the Closing has not taken place on or before the End Date (other than as a result of any failure on the part of the Seller or the Selling Shareholders to comply with or perform any covenant or obligation of the Seller or the Selling Shareholders set forth in this Agreement or in any other agreement or instrument delivered to Purchaser in connection with the transactions contemplated by this Agreement);

(d)           by either Purchaser or Seller if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any Legal Requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Body that would make consummation of such transactions illegal;

(e)           by Purchaser if: (A) the Seller or any Selling Shareholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 3.2 not to be satisfied and (ii) is not cured within 30 days following delivery by Purchaser to Seller of written notice of such breach, or (B) a Material Adverse Effect shall have occurred; or

(f)           by the Seller if the Purchaser is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 3.3 not to be satisfied and (ii) is not cured within 30 days following delivery by Seller to Purchaser of written notice of such breach.

8.2             Termination Procedures.

If Purchaser wishes to terminate this Agreement pursuant to Section 8.1, Purchaser shall deliver to the Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1, the Seller shall deliver to Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3             Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party for willful breaches of this Agreement prior to the termination); provided, however, that the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.4 and Article IX.

ARTICLE IX
MISCELLANEOUS

9.1             No Waiver Relating to Claims for Intentional Misrepresentation, Willful Misconduct or Fraud.

The liability of any Person under Article VII will be in addition to, and not exclusive of, any other liability that any Person may have at law or in equity based on such Person’s intentional misrepresentation, willful misconduct or fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s intentional misrepresentation, willful misconduct or fraud, nor  will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim; (b) the time period during which any such claim may be brought; or (c) the recourse which any such party may seek against another Person with respect to such a claim.

9.2             Fees and Expenses.

Subject to Article VII, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including fees of attorneys, financial advisors or brokers, if any; provided, however, that the Seller shall bear all such fees, costs and expenses of the Selling Shareholders.

9.3             Taxes; Withholding.

(a)           All applicable taxes all recording and filing fees resulting from the contemplated transaction which are borne by the Seller or Selling Shareholders will be paid by them. The parties, together with their respective legal and tax advisors, will coordinate their efforts to structure the transactions and payments described herein to the extent possible to obtain the most favorable treatment possible for the parties.

(b)           Except as otherwise expressly set forth in this Agreement, all applicable Taxes (including income Taxes) and all recording and filing fees that may be imposed, assessed or payable by reason of the operation or as a result of this Agreement including the sales, transfers, leases, rentals, licenses, and assignments contemplated hereby shall be borne by the Parties upon which such Taxes are imposed. Notwithstanding anything herein to the contrary, the Closing Consideration and, to the extent applicable, the Earn-Out Consideration, which shall be paid by the Purchaser is inclusive of all Taxes (including indirect Taxes, Sales Taxes and any similar Taxes) to be borne by the Purchaser and the Purchaser shall not be liable for any additional fees or Taxes with respect to this Agreement and the transactions referenced herein.

(c)           The Purchaser and Escrow Agent, as applicable, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as each of them determines in good faith are required to be deducted or withheld therefrom or in connection therewith under any applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid to the appropriate Tax authority when due in accordance with any applicable Legal Requirement, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

9.4             Notices.

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received by the receiving party: (i) 3 Business Days after being sent by registered, certified or first class mail delivery; (ii) upon delivery, if sent by messenger, and (iii) upon transmission and electronic confirmation of receipt, or (if transmitted and received on a day which is not a Business Day) on the first Business Day (at the receiving end) following transmission and electronic confirmation of receipt, if sent via facsimile or email; provided, however, that any notice of change of address shall only be valid upon receipt.  All such notices and communications shall be sent by e-mail and by one of the hard-copy methods (mail or messenger) specified above.

If to Purchaser:
SILICOM LTD.
14 Atir Yeda St.
Kefar-Saba,
4442537
ISRAEL
Attention: Chief Executive Officer
Facsimile: +972 – 9 -7651977
Email: shaike@silicom.co.il

with a copy (which shall not constitute notice) to:

David H. Schapiro, Adv., Eliran Furman, Adv.
Yigal Arnon & Co.
1 Azrieli Center
46th Floor, the Round Tower
Tel-Aviv, 6702101
ISRAEL
Facsimile: +972 3 608 7714
Email: davids@arnon.co.il, eliranf@arnon.co.il

Silicom Connectivity Solutions Inc.
6 Forest Ave, Paramus,
New Jersey 07652 , USA
Attention: Chief Executive Officer
Facsimile: +972 – 9 -7651977
Email: shaike@silicom.co.il

with a copy (which shall not constitute notice) to:

David H. Schapiro, Adv., Eliran Furman, Adv.
Yigal Arnon & Co.
1 Azrieli Center
46th Floor, the Round Tower
Tel-Aviv, 6702101
ISRAEL
Facsimile: +972 3 608 7714
Email: davids@arnon.co.il, eliranf@arnon.co.il

If to the Selling Seller:
ADI Engineering, Inc.
1758 Worth Park, Charlottesville, VA 22911, United States
Attention Steve Yates
with a copy (which shall not constitute notice) to:

Michael C. Whitticar
NOVA IP Law, PLLC
7001 Heritage Village Plaza, Suite 205
Gainesville, VA 20155
mikew@novaiplaw.com
Phone: 571-386-2980
Fax: 855-295-0740

                      If to the Selling Shareholders:
Steve Yates
Patricia Yates
1758 Worth Park, Charlottesville, VA 22911, United States
Attention Steve and Patricia Yates
with a copy (which shall not constitute notice) to:

Michael C. Whitticar
NOVA IP Law, PLLC
7001 Heritage Village Plaza, Suite 205
Gainesville, VA 20155
mikew@novaiplaw.com
Phone: 571-386-2980
Fax: 855-295-0740

9.5           Headings.

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.6           Counterparts and Exchanges by Electronic Transmission or Facsimile.

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.7           Governing Law; Dispute Resolution.

(a)           Governing Law. This Agreement is governed by, and shall be construed in accordance with, and governed in all respects by, the laws of the United States of America and the State of New York (without giving effect to principles of conflicts of laws).

(b)           Venue. In relation to any legal action or proceedings arising out of or in connection with this Agreement or the underlying transactions, the parties hereto each irrevocably and individually submit to the sole and exclusive jurisdiction of the courts of England and Wales and waive any objection to proceedings in such courts whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

9.8           Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. The Purchaser may assign or transfer any of its rights, privileges, or obligations set forth herein to any Affiliate without obtaining the consent or approval of any other party hereto, provided that Purchaser shall remain directly responsible and liable as if it were a party hereto. Neither the Seller nor any Selling Shareholder shall be permitted to assign any of their rights or delegate any of their obligations under this Agreement without Purchaser’s prior written consent. Any attempted assignment or delegation in violation of this Section 9.8 shall be null and void.

9.9           Waiver.

No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.10         Amendments.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all parties hereto.

9.11         Severability.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

9.12         Entire Agreement.

This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.13         No Third Party Beneficiary.

Nothing in this Agreement shall confer any right, remedies or claims upon any Person not a party or permitted assignee of a party to this Agreement.

[Signature pages follow]

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

SILICOM LTD., By: Name: Title: SILICOM CONNECTIVITY SOLUTIONS INC., By: Name: Title:

[ASSET PURCHASE AGREEMENT SIGNATURE PAGE]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above

ADI ENGINEERING INC. By: Name: Title:

SELLING SHAREHOLDERS:

_______________________________________
STEVE YATES

_______________________________________
PATRICIA YATES